Exhibit 99.1

     Four Oaks Fincorp, Inc. Announces Five-for-Four Stock Split

    FOUR OAKS, N.C.--(BUSINESS WIRE)--Oct. 19, 2005--Four Oaks
Fincorp, Inc.(OTCBB: FOFN).... At the regularly scheduled meeting on
October 17, 2005, the Board of Directors of Four Oaks Fincorp, Inc. approved a five-for-four split of the Corporation's common stock, which will be made in the form of a 25% stock dividend.
    President and CEO Ayden R. Lee, Jr. stated that "this split serves to express to our shareholders and the investing public our expectations for the continued success of the Company."
    Currently, there are approximately 3.5 million shares of common stock outstanding. Following the split, Four Oaks Fincorp, Inc. will have approximately 4.4 million shares of common stock outstanding. The split is payable November 25, 2005 to shareholders of record on November 9, 2005.
    Four Oaks Fincorp, Inc. is a bank holding company for Four Oaks Bank & Trust Company which operates eleven banking offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, and Harrells, North Carolina and one loan production office located in Sanford, North Carolina.
    Four Oaks Fincorp, Inc. trades through our market makers under the symbol of FOFN.

    Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks and changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for possible loan losses and the low trading volume of our common stock.

    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr., 919-963-2177
             President and Chief Executive Officer
             Nancy S. Wise, 919-963-2177
             Senior Vice President and Chief Financial Officer